Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Thursday, August 14, 2014	Rich Sheffer (952) 887-3753

DONALDSON TO ACQUIRE NORTHERN TECHNICAL L.L.C.

MINNEAPOLIS, August 14, 2014-- Donaldson Company, Inc. (NYSE: DCI) today announced that its wholly-owned subsidiary, Donaldson Europe BVBA – UAE Branch, has entered into an agreement to acquire Northern Technical L.L.C., a manufacturer of gas turbine inlet air filtration systems and replacement filters. The acquisition is expected to close in September, subject to normal closing conditions. Other terms of the acquisition were not disclosed.

Northern Technical, based in Abu Dhabi, United Arab Emirates, is the Middle East’s largest manufacturer of gas turbine air filter intake systems. Northern Technical CY14 sales are forecast to be approximately $22 million. After completion of this acquisition, Donaldson will manage its Europe, Middle East, and Africa Gas Turbine business from its Abu Dhabi branch office.

“The acquisition of Northern Technical reinforces our commitment to growth with a company that is an excellent strategic fit with our existing Gas Turbine Products business,” said Tod Carpenter, Donaldson’s Chief Operating Officer.  “The acquisition will allow us to leverage Northern Technical’s strong Customer relationships in the Middle East, the largest gas turbine market in the world, with significant continued growth expected over the next decade. The acquisition will also broaden our product depth as Northern Technical has unique technology that we will leverage into new, first-fit air intake offerings for our Customers. Northern Technical also has a full line of air filters which we can add to our global product portfolio.”

About Donaldson Company

Donaldson is a leading worldwide provider of filtration systems that improve people’s lives, enhance our Customers’ equipment performance, and protect our environment. We are a technology-driven Company committed to satisfying our Customers’ needs for filtration solutions through innovative research and development, application expertise, and global presence. Our approximately 12,300 employees contribute to the Company’s success by supporting our Customers at our more than 140 sales, manufacturing, and distribution locations around the world.

Donaldson is a member of the S&P MidCap 400 and Russell 1000 indices, and our shares trade on the NYSE under the symbol DCI. Additional information is available at www.donaldson.com.

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